                                                                   Exhibit 10.36


Omitted information, for which "x" characters have been substituted herein, has been omitted pursuant to a request for confidential treatment and such information has been filed separately with the office of the Secretary of the Securities and Exchange Commission.

                                                         C O N F I D E N T I A L
--------------------------------------------------------------------------------


        AGREEMENT BETWEEN CNET: THE COMPUTER NETWORK AND GLOBECOMM, INC.

This agreement (the "Agreement") is made this 13th day of May, 1998 ("Effective Date") by and between CNET, Inc., a Delaware corporation with its principal place of business at 150 Chestnut St., San Francisco CA 94111 ("CNET"), GlobeComm, Inc., a Delaware corporation having its principal place of business at 11 Broadway, Suite 660, New York, NY 10004 (" iName").

1.       OVERVIEW

         1.1 CNET operates several technology-focused web sites (the "Redball Sites") including but not limited to cnet.com, news.com, download.com, shareware.com, browsers.com, computers.com, search.com, and gamecenter.com. CNET also operates a search/aggregation service called Snap! Online ("Snap") that exists in both a default version, currently located at http://home.snap.com ("Default Snap Version"), as well as Snap versions built for partners such as Sprint and Compaq (collectively, "Partner Snap Versions"). The Redball Sites and the Default Snap Version are referred to as the "CNET Sites."

         1.2 iName owns the URL email.com. iName will stop offering email.com as a paid "vanity" email address to new users, either directly or via iName partners, and will refund monies already collected from existing users at the email.com domain name provided such users request refunds. iName and CNET will jointly develop a Snap-branded email service to be located at http://www.email.com. ("EMAIL.COM"). iName will host, operate, and maintain EMAIL.COM. CNET will promote EMAIL.COM, and point to EMAIL.COM from the Redball Sites and the Default Snap Version. iName will also develop co-branded versions of an Email service for Snap partners as specified herein provided the economic terms are acceptable to iName.

         1.3 Up to a certain number of EMAIL.COM users ("Users"), iName will retain all revenue generated from EMAIL.COM, and CNET will receive equity in iName in return for driving new Users to EMAIL.COM. Above such number of Users, iName and CNET will share in the net profit generated by such additional Users. iName will also grant CNET certain stock options and board representation.


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2.0      PRODUCT DEVELOPMENT

         2.1 DEVELOPMENT OF EMAIL.COM. CNET and iName will cooperate in the development of EMAIL.COM as follows:

                  2.1.1 The user interface, "look and feel", and flow of the user experience within EMAIL.COM (collectively the "User Interface") will be determined by CNET , subject to iName's reasonable technical guidelines and restrictions. iName will implement the User Interface at its own expense (except for adjustments made by CNET through the API), with the exception of graphical elements, which will be provided by CNET at its own expense. CNET and iName will develop mutually agreeable processes to make changes to the User Interface on an on-going basis. As soon as possible, iName will make available to CNET an API, documentation, and training so that CNET can make adjustments to the User Interface without iName's assistance. The capabilities of such API will be subject to iName's reasonable technical guidelines and restrictions.

                  2.1.2 The User Interface will include the following branding and attribution for iName: the Powered by iName logo as updated from time to time to be placed prominently on all pages of the EMAIL.COM site.

                  2.1.3 iName will work closely with CNET to ensure a seamless user experience as Users travel between the CNET Sites and the EMAIL.COM site.

         2.2      FEATURE SET OF EMAIL.COM.

                  2.2.1 On the Launch Date, Users will be offered the features described on Exhibit A, separated into no-charge features and pay features as indicated.

                  2.2.2 Users of EMAIL.COM will be offered new features as early as they become available to any other iName user (whether a direct user or a user of an OEM version of iName's services), on terms no less favorable than those offered to other users of such services on other iName partner sites (unless pricing discounts are paid for by the partner) or on the iName site directly. New features currently under development include, but are not limited to, email storage, email to fax, email to pager, email virus scanning, email vacation notices, and ability to send to multiple addresses. Pricing for any new features and services will be mutually agreed upon prior to making them available to Users. CNET may, in its sole discretion, decline to offer a new feature or service to its Users.


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                  2.2.3    CNET and iName will jointly develop any required
                           integration or "middleware" software ("Integration Software") that enables a visitor to a Redball Site or Snap to (a) see whether s/he has email waiting,
                           (b) see the number of emails waiting, and (c) check his or her mail (provided the User has selected a web-based email service). The division of responsibility for developing Integration Software will be based on how closely tied a particular aspect of integration is to each party's software systems, and will be mutually agreed upon. CNET will also have full access to a log-in portal which can be linked to from any page or placed directly on any page allowing Users to access their email service from any CNET Site.


         2.3 DEVELOPMENT OF EMAIL SERVICES FOR PARTNER SNAP VERSIONS. iName will build co-branded Web sites offering email services similar to EMAIL.COM ("Co-Branded Sites") for Partner Snap Versions as requested by CNET and the applicable Snap partner to the extent that the applicable Snap partner would rather offer email services through Snap rather than directly with iName. iName will build Co-Branded Sites within 30 days after receiving a request from CNET with respect to a particular Partner Snap Version and agreeing on the partnership economic terms. Additional time may be taken to develop the Co-Branded site if the Snap Partner is slow in providing feedback on the Co-Branded Site or if additional custom work is required other than what iName normally provides in a Co-Branded Site. The specific Snap partners for whom Co-Branded Sites will be built do not need to be determined by the launch date of EMAIL.COM and can be added or changed at any time during the Term.

3.       INAME COMMITMENTS:

         3.1 OPERATION. iName will host, operate, and maintain EMAIL.COM. iName will use commercially reasonable efforts to regularly back-up and otherwise protect all User Data and iName Software (as defined below) used in connection with EMAIL.COM.

         3.2 CONTRACTUAL RESPONSIBILITY. iName shall enter into direct contractual relationships with EMAIL.COM Users for the provision of email services. iName shall be solely responsible for the billing and collection of revenues. iName shall ensure in its terms and conditions that Users understand that iName, and not CNET, is responsible for all obligations with respect to the maintenance of email addresses and for the support of other EMAIL.COM services. CNET and iName will cooperate to ensure consistency between these


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                  contractual relationships and any applicable CNET end user license agreements.

         3.4 CUSTOMER SUPPORT. iName shall be solely responsible for providing support services to Users and CNET personnel as described in Exhibit B.

         3.5 DEMOGRAPHIC DATA. At least monthly, iName shall provide CNET with name, address and other registration information and demographic data for each User that registers for email services through EMAIL.COM (the "DEMOGRAPHIC Data"). At CNET's request with reasonable notice, iName will add or remove questions regarding demographics to the sign-up procedure presented to Users.

                  DEMOGRAPHIC DATA Is a subset of data that iName has on the EMAIL.COM users. User Data shall mean all the information that iName has regarding the EMAIL.COM users that such Users have given to iName including but not limited to the Demographic Data, address book data, payment data, and emails stored data. CNET must approve any disclosure of the User Data by iName to any third party and any communications with or to Users initiated by iName, except for (i) communications related solely to member news and promotion of member services, (ii) billing reminders and statements, (iii) email ads in incoming User emails except for the advertiser exceptions in Section
                  5.3 and unless User has elected to upgrade service to eliminate such ads and (iv) User-initiated customer support issues. Nothing in the foregoing precludes iName from selling targeted advertising to groups of Users based on User demographic profiles for such groups. iName will adhere to CNET's reasonable editorial/spamming standards and policies with respect to the User Data.

         3.6 SNAP LINKS. CNET will develop a customized version of Snap for iName, and iName will place a launchpad for its customized version of Snap on iName's primary email site. iName shall place such launchpad as described in this Section within 90 days after the launch of EMAIL.COM. CNET will pay iName xx% of the Net Revenue generated from this traffic. CNET and iName will enter into a standard Snap distribution agreement to govern the development, operation and promotion of this customized version of Snap and the related revenue sharing arrangements.

         3.7 iName will refund any monies owed to current subscribers of the email.com domain name for monies they have paid for use of the email.com domain name as requested by users. iName will take steps to remove the email.com domain name from the list of addresses offered to new users who sign up for email services on the iName site or the email sites of other iName partners.


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4.0      CNET COMMITMENTS

         4.1 LINKS ON CNET SITES. CNET shall place a Prominent Link to EMAIL.COM on the front page of the Default Snap Site and on the navigation bars (or reasonable equivalent) of Redball Sites other than Search.com accounting for at least 80% of the traffic of all Redball Sites other than Search.com (measured on a trailing three month basis) CNET shall place such Prominent Link for a minimum of three years or until a total of 4 million subscribers have signed up for EMAIL.COM service, after which time CNET may provide these links at CNET's discretion, provided that if the links are not provided then CNET's right to collect Gross Profit from Excess Users as described in Section 6.3 will terminate. Provided the 80% criteria is met, CNET will not be required to display links to EMAIL.COM in any situation where such links would be prohibited by an agreement entered into in the ordinary course of business between CNET and a third party. CNET will not have links to the EMAIL.COM service on the Search.com site except for typical banner ads rotated on the site unless both iName and CNET mutually agree to have such links on the Search.com site. Other than for agreements with Hotmail or its successors, CNET will not promote or advertise competitor email services during the first three years of the relationship, but iName acknowledges that this limitation will not prevent CNET from displaying promotions for companies that own or are otherwise affiliated with competitive email services, as long as such promotions do not relate to email services. For the purpose of this section 4.1 a Prominent Link is defined as a link equal or greater in prominence than the average prominence CNET gives to its other services including news.com, download.com, shareware.com, browsers.com, computers.com, search.com, and gamecenter.com.

         4.2 ALTERNATE LINKS AND PROMOTIONS. CNET, at its discretion, may provide other links to EMAIL.COM and run promotions for EMAIL.COM, including but not limited to contest prizes; special events; ticket inserts; coupons; game announcements; television, radio, newspaper and direct-mail advertising; press releases; and/or user correspondence.

5.0      ECONOMIC TERMS

         5.1 GENERAL. iName is responsible for all development, hosting, operational, support and maintenance costs associated with the operation of EMAIL.COM, including without limitation the provision of email services to Users, procuring system operating software and hardware, assuming all network and bandwidth costs and providing customer support (online support, telephone support and 7-day email support), except as expressly provided in Section 2.1.1 with respect to graphic elements of the User Interface and in Section 2.2.3 with respect to the Integration Software.


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         5.2      PROMOTIONS. Except as otherwise provided below, iName will retain all revenue from, and will manage the sales effort with respect to, the following types of promotions related to EMAIL.COM (the "Promotions"): (a) banner advertisements on EMAIL.COM, (b) portals and other non-banner promotions on EMAIL.COM, (c) banners, links and other advertising embedded within User emails, and (d) subscription and pay services such as POP mail, mail to fax, etc. CNET and iName will mutually agree on the availability of and restrictions on Promotions other than banner advertisements. In selling Promotions, iName will comply with all of CNET's reasonable advertising guidelines (including the prohibition on advertising for pornographic sites and tobacco products). iName will make reasonable efforts to sell the Promotions and will be responsible for delivering the Promotions and for related billing and collecting services. Notwithstanding the foregoing, iName will cooperate with CNET in a commercially reasonable manner with respect to any opportunities that CNET may have to create or sell additional Promotions.

         5.3      COMPETITIVE AD BLOCKING.

                  5.3.1 iName agrees not to display Promotions for any Users signing up at the EMAIL.COM site for any technology content competitors of CNET, including but not limited to Ziff-Davis, CMP, IDG, and Wired.

                  5.3.2 iName agrees not to display Promotions for any Users signing up at the EMAIL.COM site for any launchpad competitors of Snap, including but not limited to Yahoo, Excite, Infoseek, Lycos, Planet Direct, Microsoft Start, Netscape Netcenter, AOL, Looksmart, and HotBot.

         5.4 RIGHT TO AUDIT. iName agrees to allow an independent auditor selected by CNET to perform quarterly audits of iName's records to determine compliance or non-compliance with iName's obligations under this Agreement, provided that any individuals conducting the audit and CNET agree not to not disclose any confidential information revealed in the course of the audit. Any audit shall be conducted during regular business hours at iName's offices and shall not unreasonably interfere with iName's business activities. Audits may be performed no more frequently than quarterly and CNET shall give iName at least thirty (30) days' prior written notice of each audit.

6.       EQUITY OWNERSHIP AND SALE OF THE COMPANY.

         6.1 EQUITY OWNERSHIP. iName will grant CNET shares of iName's Class A common stock (the "Common Stock") as follows:


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                  6.1.1    0.625 shares of Common Stock for each of the first
                           two million (2,000,000) Users who complete a subscription to the EMAIL.COM service prior to December 31, 1999; and

                  6.1.2 0.25 shares of Common Stock for each User who completes a subscription to the EMAIL.COM service, beginning with the number of Users subscribed under section 6.1.1 and ending with User number four million (4,000,000) or on December 31, 2000 whichever comes first.

                  6.1.3 CNET and iName agree that if either party subsequently desires to restructure the equity allocation to achieve more favorable tax or accounting treatment the other party will cooperate in such restructuring provided its interests are not materially adversely affected.

         6.2 ISSUANCE OF SHARES. Within 30 days after the end of each month during the Term, iName will deliver to CNET a certificate evidencing the shares of Common Stock earned during such month under Section 6.1, along with a statement showing the calculation of such number. The parties acknowledge that the valuation of the Common Stock to be issued under Section 6.1 is speculative and uncertain. Accordingly, the parties agree that, absent other persuasive evidence of value, any Common Stock issued under Section 6.1 during 1998 or 1999 will be valued at eight dollars ($8.00) per share and any Common Stock issued under Section 6.1 thereafter will be valued at ten dollars ($10.00) per share. Any persuasive evidence of value that changes the value of iName Common Stock either higher or lower does not impact the share per sign-up payment described in Section 6.1 or the option grant described in Section 6.4. All shares of Common Stock issued to CNET pursuant to Section
                  6.1 are referred to as the "Earned Shares." Nothing in this Agreement prohibits iName from issuing options or selling stock at prices other than those above.

         6.3 PAYMENTS TO CNET. iName will pay CNET xx% of the Profit earned from EMAIL.COM as follows:

                  6.3.1 "Excess Users" are Users who subscribe for the EMAIL.COM service except for Users for which CNET has received shares in accordance with Section 6.1 and except for Users signing up at the site during time periods when CNET is not providing links as described in Section 4.1.

                  6.3.2 "Sharing Percentage" for a particular month means the number of Excess Users at the end of such month as a percentage of the total number of Users at the end of such month.


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                  6.3.3    "Total Revenue" means the total money collected by
                           iName from the EMAIL.COM service, including without limitation any money collected from the Promotions, less refunds.

                  6.3.4 "Allocated Expenses" means the expenses incurred by iName to generate the Total Revenue, which includes
                           (i) any direct costs such as hardware, bandwidth, and customer service and (ii) any pro rata allocation of overhead items such as general and administrative expenses, sales expenses, research and development, marketing, depreciation and amortization, etc. which reasonably benefited the Email.com service. Such pro rata allocation of overhead items will be made in proportion to the EMAIL.COM Users as a fraction of the total iName users across its network of iName and partner sites. CNET has the right to audit the allocation of overhead items on an annual basis and iName will reasonably adjust the allocation in accordance with the audit.

                  6.3.5 The "Profit" earned from the Excess Users for a particular month means (a) the Sharing Percentage for such month, times (b) Total Revenue for such month minus Allocated Expenses for such month.

                  6.3.6 Within 30 days after the end of each month during the Term, iName will pay CNET xx% of the Profit earned from Excess Users for such month, along with a statement showing the calculation of such amount.

         6.4 OPTION GRANT. Upon 250,000 Users completing subscriptions for the Email.com Service, iName shall grant CNET an option to purchase up to 750,000 additional shares of Common Stock at a purchase price of eight dollars ($8.00) per share, if the option is exercised on or prior to September 30, 1998, and ten dollars ($10.00) per share thereafter. This option will expire on the earlier of (a) December 31, 1999 or (b) the closing of a firm commitment, underwritten public offering of Common Stock by iName. In the event iName plans a public offering of its stock, it will advise CNET no less than 30 days prior to filing an S-1 with the SEC. CNET must decide if it plans to exercise its option at least 7 days prior to the SEC filing, in which case its payment will be placed into escrow pending the closing of offering, and the option will be exercised at such closing.

         6.5 BOARD SEAT. As soon as CNET owns more than one million (1,000,000) shares of iName Common Stock, CNET will be entitled to designate one member of iName's Board of Directors. Such right will terminate thereafter if (i) CNET reduces its stock position to less than 500,000


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                  shares of iName stock, or (ii) CNET commences the development of a competing email technology.

         6.6 NOTICE OF FUNDRAISING ACTIVITIES. iName will notify CNET if it intends to raise capital through the sale of equity or debt securities. iName agrees to permit CNET to participate in any such financing, pro rata to its then current stock holdings in iName, so long as its payment is in the same form as the other investors and subject to the prior consent of iName's existing investors on the date of this Agreement (the "Existing Investors"), to the extent the Existing Investors have the right to require such consent, and subject to any rights of first refusal in favor of the Existing Investors. iName will not grant consent rights or rights of first refusal to any investors other than the Existing Investors that are inconsistent with CNET's rights under this paragraph.

         6.7 NOTICE OF INTENT TO SELL INAME. iName will notify CNET if the Board of Directors of iName elects to sell iName or if iName receives an unsolicited offer to buy iName which the Board of Directors of iName believes is reasonable.

7.       TERM AND TERMINATION RIGHTS

         7.1 TERM. The term of this Agreement (the "Term") will continue until the Agreement is terminated in accordance with one of the other provisions of this Section 7.

         7.2 Termination by CNET for Cause. CNET shall have the right, in addition and without prejudice to any other rights or remedies, to terminate this Agreement as follows:

                  7.2.1 Immediately upon notice to iName, such notice to be given no later than 30 days after expiration of the cure period below, if iName commits any material breach of this Agreement other than a breach as a result of a force majeure event (i.e. outside of the reasonable control of iName) and does not remedy such breach, where such breach could be reasonably remedied, within 30 days after receipt by iName of notice specifying the breach and requiring its remedy; or

                  7.2.2 Immediately upon notice to iName if (a) all or a substantial portion of the assets of iName are transferred to an assignee for the benefit of creditors, to a receiver or to a trustee in bankruptcy, (b) a proceeding is commenced by or against iName for relief under bankruptcy or similar laws and such proceeding is not dismissed within 60 days, or (c) iName is adjudged bankrupt; or


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                  7.2.3    Immediately upon notice to iName, such notice to be
                           given no later than 30 days after expiration of the cure period below, if one of the following conditions occurs and such condition is not cured within 30 days after receipt by iName of notice specifying the breach and requiring its remedy: (i) the Unavailability of Email services through EMAIL.COM, defined as the inability of Users to access the member area of the EMAIL.COM site excluding scheduled outages, exceeds 5% during any calendar month (or, if in a cure period, time in a week); (ii) the Relative EMAIL.COM Site Perfomance, defined as the ratio of
                           (a) time in the month (or, if in a cure period, time in a week) that Users at EMAIL.COM are unable to access the member area of EMAIL.COM and (b) time in the month (or, if in a cure period, time in a week) that all other members of iName partner email sites are unable to access the member areas of those sites, is less than 90%; or (iii) during any consecutive three months (or, if in a cure period, one week), the average response time to download the complete HTML and graphics for the "check mail" page of the EMAIL.COM web email client exceeds two times the average download time for the equivalent page of the top three providers of HTML mail, where (a) the top three providers of HTML mail will be determined by the number of users, (b) response time will be measured by an independent third party such as Keynote (or its equivalent), and (c)the test will be based on the download of the same email; or

                  7.2.4 Immediately upon notice to iName if iName (a) has publicly announced that it is discontinuing, or (b) has discontinued for 30 consecutive days, its business that is directed to the development, sale and operation of Internet sites offering email services.

         7.3 CONSEQUENCES OF TERMINATION UNDER SECTION 7.2. If this Agreement is terminated by CNET pursuant to Section 7.2, then:

                  7.3.1 iName will transfer all rights in the domain name email.com to CNET.

                  7.3.2 iName will transfer all User Data for Users at the email.com domain name (Email.com User Data), in a format and on a timetable reasonably acceptable to CNET, and all rights in the Email.com User Data and such base of subscribed Users to CNET or to CNET's designee. Following such transfer, CNET will have the unrestricted right to use all Email.com User Data, and iName will have no right to use any Email.com User Data without CNET's express, written consent. CNET will reimburse iName for its reasonable costs related to transferring such Email.com User Data.


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                  7.3.3    iName will cooperate in good faith with CNET or its
                           designee to ensure an orderly and expeditious transfer of Email.com User Data from iName to CNET or its designee. CNET acknowledges that iName will not be required to develop any new software code to assist in the transfer process. Both parties anticipate that the transfer will be completed, and that CNET will be in a position to launch a successor email service, within three months after termination (the "Completed Transition"). Until the Completed Transition, the terms of this Agreement, as then in effect, will apply to the continued operation of the EMAIL.COM site.

                  7.3.4 Within ten days after the Completed Transition, CNET will comply with the one of the following two paragraphs that provides the greatest value to iName (iName and CNET acknowledge that this amount is reasonable in liquidated damages and not as a penalty in the event of termination under this section.):

                           7.3.4.1 pay iName an amount in cash equal to 100% of the fair market value of the Email.com User Data, based on the projected economic benefit to iName of such Users for their expected economic life, as determined, prior to the transfer of the Email.com User Data, by a reasonably qualified, independent third party mutually acceptable to CNET and iName (the "Appraised User Value"), or, at CNET's option (but only if CNET is still a publicly traded company), issue to iName CNET common stock having a fair market value (based on the average closing price over a ten day period preceding the date of issuance) equal to such amount; or

                           7.3.4.2 transfer back to iName all of the Earned Shares for no consideration or, at CNET's option, pay iName the fair market value of the Earned Shares, as determined by a reasonably qualified, independent third party mutually acceptable to CNET and iName (the "Appraised Stock Value").

                  7.3.5 CNET's option to acquire 750,000 shares of GlobeComm stock will expire or be reversed if not exercised 1 month prior to CNET's notice of termination.

         7.4 TERMINATION BY CNET UPON CHANGE IN CONTROL. CNET shall have the right, in addition and without prejudice to any other rights or remedies, to terminate this Agreement upon ten days' notice to iName, which may be delivered at any time within nine months after a controlling interest in iName is purchased or otherwise transferred to any one or more of the


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                  following parties: Yahoo, Excite, Infoseek, Lycos, Planet
                  Direct, Microsoft, Netscape, AOL, Looksmart, HotBot, Altavista, Ziff-Davis, CMP, IDG, or Wired or any of their respective affiliates or successors.

         7.5 CONSEQUENCES OF TERMINATION UNDER SECTION 7.4. If this Agreement is terminated by CNET pursuant to Section 7.4, then:

                  7.5.1 iName will transfer all rights in the domain name email.com to CNET.

                  7.5.2 iName will transfer all Email.com User Data, in a format and on a timetable reasonably acceptable to CNET, and all rights in the Email.com User Data and such base of subscribed Users to CNET or to CNET's designee. Following such transfer, CNET will have the unrestricted right to use all Email.com User Data, and iName will have no right to use any Email.com User Data without CNET's express, written consent. CNET will reimburse iName for its reasonable costs related to transferring such Email.com User Data.

                  7.5.3 iName will cooperate in good faith with CNET or its designee to ensure an orderly and expeditious transfer of Email.com User Data from iName to CNET or its designee. CNET acknowledges that iName will not be required to develop any new software code to assist in the transfer process. Both parties anticipate that the Completed Transition will be completed within three months after termination. Until the Completed Transition, the terms of this Agreement, as then in effect, will apply to the continued operation of the EMAIL.COM site.

                  7.5.4 Within ten days after the Completed Transition, CNET will pay iName $5 million for the email.com domain name and CNET will comply with the one of the following two paragraphs that provides the greatest value to iName (iName and CNET acknowledge that this amount is reasonable in liquidated damages and not as a penalty in the event of termination under this section.):

                           7.5.4.1 pay iName an amount in cash equal to 100% of the Appraised User Value or, at CNET's option (but only if CNET is still a publicaly traded company), issue to iName CNET common stock having a fair market value (based on the average closing price over a ten day period preceding the date of issuance) equal to such amount; or


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                           7.5.4.2  transfer back to iName all of the Earned
                                    Shares for no consideration or, at CNET's option, pay iName the Appraised Stock Value of the Earned Shares.

                  7.5.5 iName will have the right to terminate or reverse CNET's option to acquire 750,000 shares of GlobeComm if not exercised 1 month prior to CNET's notice of termination.

         7.6 TERMINATION BY CNET FOR CONVENIENCE. CNET shall have the right to terminate this Agreement for any reason (or for no reason) upon thirty days' notice to iName, which may be delivered at any time after the third anniversary of the date of this Agreement.

         7.7 CONSEQUENCES OF TERMINATION UNDER SECTION 7.6. If this Agreement is terminated by CNET pursuant to Section 7.6:

                  7.7.1 iName will transfer all rights in the domain name email.com to CNET.

                  7.7.2 iName will transfer all Email.com User Data, in a format and on a timetable reasonably acceptable to CNET, and all rights in the Email.com User Data and such base of subscribed Users to CNET or to CNET's designee. Following such transfer, CNET will have the unrestricted right to use all Email.com User Data, and iName will have no right to use any Email.com User Data without CNET's express, written consent. CNET will reimburse iName for its reasonable costs related to transferring such Email.com User Data

                  7.7.3 iName will cooperate in good faith with CNET or its designee to ensure an orderly and expeditious transfer of Email.com User Data from iName to CNET or its designee. CNET acknowledges that iName will not be required to develop any new software code to assist in the transfer process. Both parties anticipate that the Completed Transition will be completed within three months after termination. Until the Completed Transition, the terms of this Agreement, as then in effect, will apply to the continued operation of the EMAIL.COM site.

                  7.7.4 Within ten days after the Completed Transition, CNET will:

                           7.7.4.1 pay iName an amount in cash equal to the greater of $5 million or 120% of the Appraised User Value or, at CNET's option (but only if CNET is still a publically traded company), issue to iName CNET common stock having a fair market value (based on the average closing


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                                    price over a ten day period preceding the
                                    date of issuance) equal to such amount
                                    (iName and CNET acknowledge that this amount is reasonable in liquidated damages and not as a penalty in the event of termination under this section.); and

                           7.7.4.2 transfer back to iName all of the Earned Shares for no consideration or, at CNET's option, pay iName the Appraised Stock Value of the Earned Shares.

                  7.7.5 iName will have the right to terminate CNET's option to acquire 750,000 shares of GlobeComm stock if not exercised 1 month prior to CNET's notice of termination.

         7.8 TERMINATION BY INAME FOR CAUSE. iName shall have the right, in addition and without prejudice to any other rights or remedies, to terminate this Agreement as follows:

                  7.8.1 Immediately upon notice to CNET, such notice to be given no later than 30 days after expiration of the cure period below, if CNET commits any material breach of this Agreement other than a breach as a result of a force majeure event (i.e. outside of the reasonable control of CNET) and does not remedy such breach, where such breach could be reasonably remedied, within 30 days after receipt by CNET of notice specifying the breach and requiring its remedy; or

                  7.8.2 Immediately upon notice to CNET if (a) all or a substantial portion of the assets of CNET are transferred to an assignee for the benefit of creditors, to a receiver or to a trustee in bankruptcy, (b) a proceeding is commenced by or against CNET for relief under bankruptcy or similar laws and such proceeding is not dismissed within 60 days, or (c) CNET is adjudged bankrupt.

         7.9 CONSEQUENCES OF TERMINATION UNDER SECTION 7.8. If this agreement is terminated by iName pursuant to Section 7.8, then
                  (a) iName will thereafter have exclusive right to all User Data and the economic benefit of such Users for their economic life, and the full ownership and right to use the URL EMAIL.COM without any restriction; (b) CNET will transfer back to iName all of the Earned Shares for no consideration; and
                  (c) iName will have the right to terminate or reverse CNET's option to acquire 750,000 shares of GlobeComm stock if not exercised 1 month prior to iName's notice of termination.

         7.10 OWNERSHIP OF SOFTWARE UPON TERMINATION. Each party will retain ownership of the software and User Interface designs it develops, with the


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                  exception of Integration Software (as defined in Section
                  2.2.3), which both parties will have an unlimited license to use and develop.

         7.11 SOFTWARE ESCROW. At CNET's request, iName will deliver into escrow a current copy of all software source code and documentation used in connection with the operation and maintenance of EMAIL.COM, excluding any software readily available from third parties or developed and owned by CNET (the "iName Software"). CNET will choose the escrow agent, which must be reasonably acceptable to iName, and the retention and release of the iName Software will be governed by an escrow agreement reasonably acceptable to both parties. The escrow agreement will provide for the release of the iName Software from escrow to CNET upon termination of the Agreement by CNET pursuant to Section 7.2 (Termination by CNET for Cause) or if iName materially breaches its obligation to cooperate with the transfer of Email.com User Data pursuant to Sections 7.3.3, 7.5.3 or 7.7.3. Upon release, CNET will have a royalty-free license solely to use the iName Software in operating email services located at EMAIL.COM, and such license will continue (a) for 12 months, if the termination occurs pursuant to Section 7.2.1 (Termination for Breach) or
                  7.2.3 (Termination for Non-Performance), or (b) indefinitely, if the termination occurs pursuant to Section 7.2.2 (Termination for Bankruptcy) or 7.2.4 (Termination for Discontinuing). Following the initial creation of the escrow for the iName Software, iName will update the escrowed source code and documentation at least four times each year until termination of the Agreement. CNET will pay the cost of escrowing the iName Software hereunder.

8.       MISCELLANEOUS.

         8.1 TAG ALONG AND DRAG ALONG PROVISIONS : Until such time as iName completes an initial public offering CNET will have the right to tag along, on a pro rata basis in proportion to the shares then owned by CNET, on any sales of iName equity securities by the majority holders (any stock holder holding iName capital stock greater than 10%) of iName. In the event iName wishes to sell the majority of the iName stock it has the right to require CNET to sell a pro rata share of its equity interests in iName on the same terms as the sale of the majority stock.

         8.2 PUBLICITY. Advance approval must be obtained by either party from the other party prior to the dissemination of any pubic relations information concerning any Information (as defined below).

         8.3 CONFIDENTIALITY. In the course of performing services pursuant to this Agreement, iName and CNET will be given access to certain confidential and/or proprietary information and trade secrets relating to the other party's computer systems, World Wide Web sites, publications, business operations, strategic plans and other confidential matters, including the


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                  terms of this Agreement (the "Information"). Such Information is of a highly sensitive nature, is a special, valuable and unique asset of the businesses of CNET and iName, respectively, and its improper use would be materially damaging to CNET and iName, respectively. Each party and its employees will hold in strict confidence and trust all data, records and materials relating to or incorporating Information owned by the other party and will not use Information owned by the other party except as contemplated by this Agreement. Each party will not disclose the Information to any of its employees except those with a need to know for the purpose of performing the above-referenced services.

         8.4 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement, and supersedes any and all prior agreements, between iName and CNET related to the subject matter of this Agreement. This Agreement may be amended only by a writing signed by both parties.

         8.5 EXECUTION BY FACSIMILE. An executed copy of this Agreement transmitted via facsimile by the executing party and received via facsimile by the other party shall have the same legal force as an executed original version of this Agreement.

         8.6      REPRESENTATIONS AND WARRANTIES; INDEMNITIES

                  8.6.1 iName represents and warrants to CNET that it has all necessary rights, including intellectual property rights, to enter into and perform under this Agreement and to operate EMAIL.COM as contemplated hereby. iName shall indemnify, defend and hold CNET harmless from any and all losses, claims, damages, liabilities, costs and expenses (including reasonable attorneys' fees) resulting from or arising out of (i) any breach of this Agreement, including the foregoing representations and warranties, (ii) iName's publication or distribution of any content on EMAIL.COM or the Co-Branded Sites, (iii) any claims related to the provision of services by iName through EMAIL.COM or the Co-Branded Sites, and (iv) any claims of intellectual property infringement related to the iName Software, EMAIL.COM or the Co-Branded Sites. CNET shall notify iName promptly of any such claim or litigation, and shall cooperate with iName in every reasonable way, to facilitate the defense of such claim or litigation. iName shall not be responsible for attorneys' fees or settlements incurred directly by CNET after CNET obtained knowledge of iName's failure and before CNET notified iName of same and gave iName reasonable time to correct such failures where reasonably feasible.


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                           CNET represents and warrants to iName that it has all
                           necessary rights, including intellectual property rights, to enter into and perform under this Agreement. CNET will indemnify, defend and hold harmless iName from any claims, losses, damages, liabilities, costs and expenses (including reasonable attorneys' fees) resulting from or arising out of (i) any breach of this Agreement, including the foregoing representations and warranties, or (ii) CNET's publication or distribution of any content on the CNET Sites. iName shall notify CNET promptly of any such claim or litigation, and shall cooperate with CNET in every reasonable way, to facilitate the defense of such claim or litigation. CNET shall not be responsible for attorneys' fees or settlements incurred directly by iName after iName obtained knowledge of CNET's failure and before iName notified CNET of same and gave CNET reasonable time to correct such failures where reasonably feasible.

                  8.6.2 CNET is acquiring the iName Common Stock for investment only and not with a view towards, intention of, or in connection with, any resale or distribution of such Common Stock or any interest therein.

                  8.6.3 CNET understands that the iName Common Stock to be issued to it will not have been registered under the Securities Act of 1933, as amended (the "Securities Act"), or any state securities law by reason of specific exemptions under the provisions thereof which depend in part upon the other representations and warranties made by CNET in this Agreement. CNET understands that iName is relying upon CNET' representation and warranties for the purpose of determining whether this transaction meets the requirements for such exemptions. CNET is an "accredited investor" as defined in Rule 501 promulgated under the Securities Act.

                  8.6.4 CNET has made, either alone or together with its advisors, such independent investigation of iName, its management and related matters as CNET deems to be, or such advisors have advised to be, necessary or advisable in connection with an investment in the iName Common Stock through the transactions contemplated by this Agreement; and CNET and advisors have received all information and data that CNET and such advisors believe to be necessary in order to reach an informed decision as to the advisability of an investment in the iName Common Stock pursuant to the transactions contemplated by this Agreement.

                  8.6.5 CNET understands that the iName Common will be "restricted securities" under applicable federal securities laws and that the Securities Act and the rules of the Securities and Exchange


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                           Commission promulgated thereunder provide in
                           substance that CNET may dispose of such Common Stock only pursuant to an effective registration statement under the Securities Act or an exemption from registration if available. CNET further understands that iName has no obligation or intention to register the sale of any of the Common Stock of the iName Common Stock to be received by CNET in the transactions contemplated hereby, or take any other action so as to permit sales pursuant to, the Securities Act. Accordingly, CNET understands that CNET may dispose of such Common Stock only in transactions which are of a type exempt from registration under the Securities Act, including, without limitation, a "private placement," in which event the transferee will acquire such Common Stock as "restricted securities" and subject to the same limitations as in the hands of CNET. CNET further understands that applicable state securities laws may impose additional constraints upon the sale of securities. As a consequence, CNET understands that CNET may have to bear the economic risk of an investment in the iName Common Stock to be received by CNET pursuant to the transactions contemplated hereby for an indefinite period of time.

                  8.6.6 The certificate(s) evidencing the iName Common Stock to be issued pursuant to the transactions contemplated hereby shall bear the following legend:

                  "The Common Stock represented by this certificate have not been registered under the Securities Act of 1933, as amended, or any state securities laws and may not be sold or transferred in the absence of such registration or an exemption therefrom under the Securities Act of 1933, as amended, and applicable state securities laws."

                  "The shares represented by this certificate are subject to the terms and conditions provided in an Agreement between CNET and GlobeComm dated as of the Effective Date a copy of which is on file with the Secretary of the Corporation. Any transfer in violation of that agreement is invalid. By its acquisition of the shares represented by this certificate, the holder hereof agrees to be bound by the terms and conditions of such agreement."

                  8.6.7 iName represents that the Earned Shares, when issued in accordance with this Agreement, will be validly issued, fully paid and nonassessable. iName further represents that the information attached as Exhibit C with respect to the capitalization of iName and the current valuation of the Common Stock does not include any misstatement of a


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                           material fact or omit to state any material fact
                           necessary to make the statements therein not misleading.

                  8.6.8 Except for the representations and warranties contained herein, CNET makes no express or implied representations or warranties.



         8.7 EXCLUSION OF CONSEQUENTIAL DAMAGES. NEITHER PARTY WILL BE LIABLE HEREUNDER FOR ANY INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, REGARDLESS OF WHETHER SUCH PARTY HAS BEEN INFORMED OF THE POSSIBILITY OF SUCH DAMAGES.

         8.8 RELATIONSHIP. The relationship between CNET and iName created by this Agreement is that of independent contractor. Nothing in this Agreement shall be construed to make either party the partner, agent, employee or representative of the other or grant any third party any rights hereunder. Neither party has authority to make any warranties or incur any liabilities or obligations on behalf of or binding on the other party.

         8.9 ASSIGNMENT. At some point during the Term, CNET may decide to transfer its business operations and assets related to Snap to a new entity. In such event, the new entity will be entitled to all of CNET' s rights hereunder, and subject to CNET's obligations, as they relate to Snap. iName may not assign this Agreement without CNET's prior written approval, such approval to not be unreasonably withheld or delayed.

         8.10 APPLICABLE LAW. This Agreement will be construed in accordance with and governed by the laws of the State of California, without regard to principles of conflicts of law.


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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

GLOBECOMM, INC.                         CNET, INC.

By: /s/ Gary Millin                     By: /s/ Tom Melcher
   -------------------------------         -------------------------------

Name: Gary Millin                       Name: Tom Melcher
     -----------------------------           -----------------------------

Title: President                        Title: General Manager
      ----------------------------            ----------------------------

Date: 5/13/98                           Date: 6/1/98
     -----------------------------           -----------------------------


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